UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2023

AYALA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36138	02-0563870
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9 Deer Park Drive, Suite K-1 Monmouth Junction, NJ	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 452-9813

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 15, 2023, Ayala Pharmaceuticals, Inc. (the “Company”) entered into a Side Letter Agreement for Conversion (the “Side Letter Agreement”) with Israel Biotech Fund I, L.P., Israel Biotech Fund II, L.P. and certain other investors named therein (the “Investors”). The Side Letter Agreement references (i) the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of July 26, 2023, between the Company, Biosight Ltd. (“Biosight”) and a wholly owned subsidiary of the Company (the “Merger Agreement”), pursuant to which such subsidiary shall merge with and into Biosight, with Biosight surviving as a wholly owned subsidiary of the Company (the “Merger”), (ii) that certain Senior Secured Convertible Promissory Note entered into between the Company and the investors named therein for an original principal amount of up to $2,000,000 (the “Promissory Note”), which was previously disclosed by the Company in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and (iii) a Simple Agreement for Future Equity by and between Biosight and the Investors, pursuant to which the Investors agreed to invest in Biosight up to $2,500,000, and Biosight agreed to issue equity interests in Biosight to the Investors in certain circumstances (the “SAFE”).

Pursuant to the Side Letter Agreement, the Company and the Investors agreed that should the Merger be consummated prior to the termination of the SAFE, then the Investors shall be entitled to receive, in consideration for amounts actually invested in Biosight up to $2,500,000, shares of the common stock, par value $0.001 per share, of the Company (the “Ayala Common Stock”). The number of shares to be so issued would be equal to the amounts actually invested by the Investors in Biosight, divided by a conversion price equal to sixty-five percent (65%) of either (a) if definitive agreements with respect to private investments in public equity transactions involving shares of the Ayala Common Stock (“PIPE Transaction”) are executed prior to the consummation of the Merger and the PIPE Transaction is consummated substantially simultaneous with the closing of the Merger, the lowest effective price per share at which shares of Ayala Common Stock are purchased in the PIPE Transaction, or (b) if the conditions set forth in clause (a) are not satisfied, the average of the closing prices of the Ayala Common Stock on the OTCQB on the five trading days immediately preceding the date on which the closing of the Merger occurs. The Side Letter Agreement also provides that (i) should the Merger be closed prior to the termination of the SAFE, then, following the closing of the Merger, if the Company enters into definitive agreements for the PIPE Transaction, the Investors shall have the right (but not the obligation) to purchase, on the same terms of the PIPE Transaction, a number of shares of Ayala Common Stock equal to up to all of the portion, if any, of the $2,500,000 that they were entitled to invest under the SAFE that was never actually invested by the Investors (the “Uninvested Amount”), except that the price per share shall be equal to sixty-five percent (65%) of the lowest effective price per share at which shares of Ayala Common Stock are purchased in the PIPE Transaction, and (ii) if the PIPE Transaction is not consummated by the date that is six months following the closing of the Merger, then, for a period of 30 days following such date, the Investors shall have the right (but not the obligation) to purchase a number of shares of Ayala Common Stock equal to up to all of the Uninvested Amount at a price per share equal to sixty-five percent (65%) of the average of the closing prices of the Ayala Common Stock on the OTCQB on the five trading days immediately preceding the date on which notice of such purchase is delivered to the Company. The mechanics of conversion, including timing of delivery of the shares of Ayala Common Stock, under the Side Letter Agreement shall be substantially the same as the mechanics of conversion, including timing of delivery of the shares of Ayala Common Stock pursuant to the Promissory Note

The Side Letter Agreement, and the shares of Ayala Common Stock issuable pursuant thereto, are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereof, for the sale of securities not involving a public offering.

Item 3.02 Unregistered Sales of Equity Securities.

The information included in Item 1.01 of Current Report is also incorporated by reference into this Item 3.02 of this Current Report to the extent required.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Side Letter Agreement for Conversion
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 21, 2023	AYALA PHARMACEUTICALS, INC.

	By:	/s/ Kenneth A. Berlin
	Name:	Kenneth A. Berlin
	Title:	President and Chief Executive Officer